Exhibit 99.1

NEWS RELEASE

Contact:	Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2018

FIRST-QUARTER RESULTS

MONROE, Mich., August 22, 2017—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2018 first quarter ended July 29, 2017.

•                  Consolidated sales increased 4.8% to $357.1 million versus $340.8 million in last year’s first quarter;

•                  Same-store written sales for the La-Z-Boy Furniture Galleries® network increased 0.7%;

•                  Cash flow from operations was $19.5 million;

•                  The company returned $16.8 million to shareholders through dividends and share purchases; and

•                  Earnings per share for the quarter were $0.24 versus $0.28 in last year’s first quarter.

Sales for the fiscal 2018 first quarter were $357.1 million, compared with $340.8 million in the prior year’s first quarter.  The company reported net income attributable to La-Z-Boy Incorporated of $11.7 million, or $0.24 per share, versus $13.8 million, or $0.28 per share, in last year’s first quarter.  The fiscal 2018 first quarter’s results included a $0.03 per share benefit in other income for an investment gain, and last year’s first quarter included a $0.03 per share benefit for a legal settlement.

Sales in the company’s upholstery segment increased 2.6% to $274.4 million and the operating margin declined to 8.5% from 11.4% in last year’s first quarter, which included a 0.9 percentage point benefit from a legal settlement.  In the casegoods segment, sales increased 1.9% to $25.5 million and the operating margin increased to 10.7% from 8.6%. Sales in the retail segment increased 15.5% to $110.5 million.  On the core base of 122 stores included in last year’s first quarter, delivered sales declined 1.1% versus the prior year and the segment’s operating margin decreased to 1.6% from 2.3%.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “After a strong finish to fiscal 2017, we are disappointed with our start to this fiscal year.  Although we posted a consolidated sales increase for the quarter, much of it related to acquired sales which did not add volume to our upholstery manufacturing operations which is our most profitable segment.  Lower volume throughout our plants made it difficult to absorb fixed costs and this, combined with the normal seasonal slowdown and continued investments across the business, impacted our upholstery operating margin for the period. Additionally, due to acquisitions and growth in our retail segment, SG&A expenses increased during the quarter.  As we move forward, we intend to manage our SG&A appropriately given various levels of volume. Our casegoods business performed well for the quarter as we continue to improve our product offering, value proposition and service levels to our customers. We believe this business is well positioned for continued growth moving forward.”

Darrow continued, “Over the past year, we have developed a comprehensive e-commerce strategy to address the evolution in furniture sales through this channel and are pursuing three opportunities:

increasing online sales of La-Z-Boy furniture through la-z-boy.com and other digital players; leveraging the strength of our world-class global supply chain to support other e-commerce brands; and investing in new online companies.  One such investment that converted to preferred shares in a recent round of financing, has already increased in value and contributed to our earnings this quarter.”

Darrow added, “During the period, we continued to grow our retail segment.  The company opened two La-Z-Boy Furniture Galleries® stores as part of our 4-4-5 strategy and further integrated recently acquired stores.  For the quarter, we achieved a written same-store sales increase of 0.7% throughout the La-Z-Boy Furniture Galleries® store network during the summer period and look forward to moving into the traditionally stronger fall selling season. We are in an excellent service position and as we have demonstrated, we are able to drive increased profitability throughout our manufacturing operations with adequate volume. We remain optimistic about our business for the remainder of the fiscal year, particularly as we capitalize on a dual strategy to reach core La-Z-Boy consumers through our vibrant store program and our independent dealer network while attracting a new and younger consumer through our multi-faceted e-commerce approach.”

FISCAL 2018 PROJECTED* STORE ACTIVITY

	Total FY17	New	Closed	Total FY18	Remodel	Relocation
Company-owned	143	7	(2)	148	—	—
Dealer-owned	204	7	(4)	207	8	5
Total	347	14	(6)	355	8	5

*Projects anticipated to be completed.

Balance Sheet and Cash Flow

During the quarter, the company generated $19.5 million in cash from operating activities.  La-Z-Boy ended the quarter with $119.6 million in cash and cash equivalents, $33.4 million in investments to enhance returns on cash, and $6.0 million in restricted cash.  During the quarter, the company had $9.1 million in capital expenditures, used $15.9 million to pay for the U.K. acquisition that closed in January, paid $5.3 million in dividends, and spent $11.5 million purchasing 0.4 million shares of stock in the open market under its existing authorized share purchase program, leaving 8.3 million shares of purchase availability in the program.

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, August 23, 2017, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

The call will be webcast live, with corresponding slides, and archived on the Internet.  It will be available at http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-calendar. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.481.4010 and to international callers at 919.882.2331. Enter Conference ID #10425.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements,

we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) tax rate, interest rate, and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (i) changes in legislation or changes in the domestic or international regulatory environment  (including new or increased duties); (j) adoption of new accounting principles; (k) fires, severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure or transport fabric rolls, leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures and our ability to recover from a system failure; (n) effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) unusual or significant litigation; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) the ability to increase volume through our e-commerce initiatives; (t) the impact of potential goodwill or intangible asset impairments; and (u) those matters discussed in Item 1A of our fiscal 2017 Annual Report on Form 10-K and other factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy upholstery segment companies are England and La-Z-Boy. The casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned retail segment includes 145 of the 348 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 348 stand-alone La-Z-Boy Furniture Galleries® stores and 551 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.